Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

ZaZa Energy Corporation
Houston, Texas

We hereby consent to the incorporation by reference into the Registration Statements on Form S-3 (Nos. 333-192257, 333-196592 and 333-184036) and Form S-8 (Nos. 333-185586 and 333-201951) of ZaZa Energy Corporation of our report dated March 31, 2015, relating to the consolidated financial statements appearing in the Company’s annual report on Form 10-K for the year ended December 31, 2014.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Houston, TX

March 31, 2015